Exhibit 3.2

0239852.09

Trey Grayson, Secretary of State

Received and Filed:

6/30/2010 1:25 PM

Fee Receipt: $40.000

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PORTER BANCORP, INC.

1. The name of the corporation is Porter Bancorp, Inc. (the “Corporation”).

2. The Corporation’s Amended and Restated Articles of Incorporation currently authorize the Corporation to issue 20,000,000 shares of stock, of which 19,000,000 are common shares and 1,000,000 are preferred shares.

3. Pursuant to KRS 271B.10-020, these Articles of Amendment amend the Corporation’s Amended and Restated Articles to (i) decrease the number of authorized Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series B, from 275,000 shares to 227,000 shares, and (ii) increase the number of authorized Non-Voting Mandatorily Convertible Preferred Shares, Series C from 365,000 shares to 365,080 shares.

As amended, Article III shall read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue shall be 20,000,000 shares, without par value, which shall be comprised of: (a) 19,000,000 Common Shares (“Common Shares”); (b) no shares of non-voting Common Shares (“Non-Voting Common Shares”); and (c) 1,000,000 Preferred Shares (“Preferred Shares”) with such preferences, limitations and relative rights as may be determined by the Corporation’s board of directors (the “Board of Directors”) pursuant to Article IV and which may be divided into and issued in series. Of the 1,000,000 authorized Preferred Shares, 35,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A; 227,000 shares have been designated as Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series B; and 365,080 shares have been designated as Non-Voting Mandatorily Convertible Preferred Shares, Series C.

4. The foregoing amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

5. These Articles of Amendment were duly adopted by the Board of Directors on June 30, 2010, and did not require shareholder approval.

IN WITNESS WHEREOF, Porter Bancorp, Inc. has caused these Articles of Amendment to be signed by Maria L. Bouvette, its President and Secretary, this 30th day of June, 2010.

PORTER BANCORP, INC.

By:	/s/ Maria L. Bouvette
Maria L. Bouvette,
President and Secretary

2